Exhibit 99.1

INSULET REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Company Achieves Operating Profitability in Q4

U.S. Transition to New OmniPod Insulin Pump Complete

BEDFORD, MA, February 27, 2014 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter Results

Fourth quarter 2013 revenue increased 19% to $68.5 million, compared to $57.8 million in the fourth quarter of 2012. The increase in revenue is a result of continued strong patient adoption of the OmniPod insulin pump in the United States and international markets during the fourth quarter of 2013. This level of revenue growth was achieved despite a reduction in Neighborhood Diabetes revenue from the sale of testing supplies to Medicare patients due to CMS’ competitive bidding program, which went into effect on July 1, 2013. Excluding the impact of the competitive bidding program, revenue increased by over 25% as compared to the fourth quarter of 2012. Gross profit for the fourth quarter of 2013 improved by 30% to $33.0 million, as compared to a gross profit of $25.3 million for the fourth quarter of 2012. Gross profit improvements were largely a result of the completion of the transition of the U.S. customer base to the lower-cost new OmniPod, offset by certain costs associated with the transition.

Operating profit for the fourth quarter of 2013 was $0.2 million, compared to an operating loss of $6.1 million in the fourth quarter of 2012. The improvement in the operating loss was mainly driven by the increase in gross profit in the respective quarters. Operating expenses increased by approximately $1.4 million in the fourth quarter of 2013 compared to the fourth quarter of 2012 largely reflecting the overall growth in the customer base from the prior year.

Net loss for the fourth quarter of 2013 was $2.5 million, or $0.04 per share, compared to a net loss of $10.2 million, or $0.21 per share, for the fourth quarter of 2012.

“2013 was one of the most exciting years in Insulet’s history, and I am proud of all that we accomplished,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “We launched the smaller, lighter OmniPod, transitioned all of our OmniPod customers to the new product in less than six months and established manufacturing operations capable of producing nearly one million pods per month. We are extremely pleased with achieving operating profitability in the fourth quarter and are poised for even greater success in 2014. Looking forward, we expect OmniPod revenue to grow 30% year over year and to achieve operating profitability for the full year.”

Full Year Results

For the year ended December 31, 2013, revenue increased 17% to $247.1 million from $211.4 million for the year ended December 31, 2012. Gross profit for the year ended December 31, 2013 was $112.4 million, an improvement of 22%, as compared to a gross profit of $92.3 million for the year ended December 31, 2012.

Operating loss for the year ended December 31, 2013 was $29.1 million as compared to an operating loss of $36.0 million in the year ended December 31, 2012. Total operating expenses were $141.5 million for the year ended December 31, 2013, compared to $128.3 million for the year ended December 31, 2012. This increase in operating expenses was primarily related to costs incurred as a result of the launch of the new OmniPod System as well as one-time legal fees and settlement costs incurred in connection with the Settlement and Cross-License Agreement entered into with Medtronic Minimed.

Net interest and other expense was $15.7 million for the year ended December 31, 2013, consistent with the year ended December 31, 2012. Net interest and other expense primarily relates to cash and non-cash interest expense on our 3.75% Convertible Notes due in June 2016.

Net loss for the year ended December 31, 2013 was $45.0 million, or $0.83 per share, compared to $51.9 million, or $1.08 per share, for the year ended December 31, 2012.

As of December 31, 2013, the Company had cash and cash equivalents of $149.7 million compared to $57.3 million at December 31, 2012.

Guidance
For the year ending December 31, 2014, the Company estimates that revenue will be in the range of $295 to $315 million. For the first quarter ending March 31, 2014, the Company expects that revenue will be in the range of $67 to $71 million.
Conference Call
Insulet will host a conference call on Thursday, February 27, 2014 at 5:00PM Eastern time to discuss the Company’s fourth quarter and full year 2013 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial (877) 831-5664 for domestic callers and (832) 412-1780 for international callers. The passcode is 25504340. A replay of the conference call will be available two hours after the start of the call through March 13, 2014 by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 25504340. An online archive of the conference call will also be available by accessing the Investor Information section of the company's website at http://investors.insulet.com.

About Insulet Corporation
Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Insulet's subsidiary, Neighborhood Diabetes, is a leading distributor for diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement
This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its estimated revenue and operating profitability. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on the OmniPod System; Insulet's ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform laws; risks related to the competitive bidding programs; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to obtain and retain key supplier and payor partners; international business risks; Insulet's inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod System; failure to manage successfully Insulet's government reimbursement programs; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company's business; potential termination of Insulet's license to incorporate a blood glucose meter into the OmniPod System; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations, the potential violation of federal or state laws prohibiting "kickbacks" or protecting patient health information, or any challenges to or investigations into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet's competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to the OmniPod System; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet's manufacturing capacity at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain key personnel; Insulet's ability to manage its growth; intense competition among distributors of diabetes supplies impairing Neighborhood Diabetes' business; failure by Neighborhood Diabetes to retain key supplier and payor partners; failure by Neighborhood Diabetes to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Neighborhood Diabetes to retain and manage successfully its Medicare and Medicaid business; existence of unanticipated liabilities arising in connection with the Neighborhood Diabetes business; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal controls; the volatility of Insulet's common stock; risks related to future sales of its common stock or the conversion of the 3.75% Convertible Notes due June 15, 2016; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2013 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations Contact:
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

`	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited) (In thousands, except share and per share data)
Revenue	$68,533	$57,828	$247,084	$211,369
Cost of revenue	35,515	32,509	134,683	119,033
Gross profit	33,018	25,319	112,401	92,336
Operating expenses:
Research and development	6,424	5,847	21,765	24,359
General and administrative	13,552	12,824	64,077	51,240
Sales and marketing	12,836	12,734	55,694	52,708
Total operating expenses	32,812	31,405	141,536	128,307
Operating profit (loss)	206	(6,086)	(29,135)	(35,971)
Other expense, net	(2,860)	(4,039)	(15,739)	(15,684)
Loss before income taxes	(2,654)	(10,125)	(44,874)	(51,655)
Income tax benefit (expense)	154	(69)	(100)	(212)
Net loss	$(2,500)	$(10,194)	$(44,974)	$(51,867)
Net loss per share basic and diluted	$(0.04)	$(0.21)	$(0.83)	$(1.08)
Weighted-average number of shares used in calculating basic and diluted net loss per share	54,675,327	48,219,735	54,010,887	47,924,324

INSULET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31, 2013	As of December 31, 2012
	(Unaudited) (In thousands, except share and per share data)
ASSETS
Current Assets
Cash and cash equivalents	$149,727	$57,293
Accounts receivable, net	33,067	33,294
Inventories	9,464	14,867
Prepaid expenses and other current assets	5,940	4,482
Total current assets	198,198	109,936
Property and equipment, net	32,356	25,422
Intangible assets, net	18,040	22,963
Goodwill	37,536	37,536
Other assets	1,825	2,202
Total assets	$287,955	$198,059
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$19,359	$9,361
Accrued expenses and other current liabilities	19,478	19,051
Deferred revenue	900	5,445
Current portion of capital lease obligations	2,637	—
Current portion of long-term debt	—	14,429
Total current liabilities	42,374	48,286
Capital lease obligations	5,390	—
Long-term debt	113,651	103,730
Other long-term liabilities	1,943	1,867
Total liabilities	163,358	153,883
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at December 31, 2013 and 2012. Issued and outstanding: zero shares at December 31, 2013 and 2012.	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at December 31, 2013 and 2012. Issued and outstanding: 54,870,424 and 48,359,063 shares December 31, 2013 and 2012, respectively.	55	48
Additional paid-in capital	651,067	525,679
Accumulated deficit	(526,525)	(481,551)
Total stockholders’ equity	124,597	44,176
Total liabilities and stockholders’ equity	$287,955	$198,059